Exhibit 1

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

6 November 2023

Westpac 2023 Second Half Financial Performance Review

Westpac Banking Corporation ("Westpac") today provides the attached Westpac 2023 Second Half Financial Performance Review.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager, Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

FINANCIAL PERFORMANCE REVIEW WESTPAC BANKING CORPORATION ABN 33 007 457 141 2023 SECOND HALF

ii WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW Contents GROUP PERFORMANCE Performance overview Performance summary Impact of Notable Items Review of earnings SEGMENT REPORTING Businesses sold Consumer Business Westpac Institutional Bank (WIB) Westpac New Zealand Specialist Businesses Group Businesses WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW Westpac’s reporting suite Our 2023 Annual Report is our primary report to shareholders. Guided by the Integrated Reporting Framework principles, it brings together financial and non-financial performance, strategic progress and the value created for stakeholders over the Full Year 2023 (FY23) reporting period. Our Annual Report forms part of our broader 2023 reporting suite, which comprises the Group’s financial, non-financial, risk and sustainability performance for the year. It includes our FY23 Financial Results Presentation and Investor Discussion Pack, Pillar 3 Report, Corporate Governance Statement and our inaugural Climate Report. Our full suite is available online at westpac.com.au/2023annualreport. 50-YEAR PARTNERSHIP WITH THE WESTPAC LIFESAVER RESCUE HELICOPTER SERVICE WESTPAC 2023 ANNUAL REPORT CREATING BETTER FUTURES TOGETHER WESTPAC 2023 CLIMATE REPORT CREATING BETTER FUTURES TOGETHER PILLAR 3 REPORT SEPTEMBER 2023 INCORPORATING THE REQUIREMENTS OF APS330 WESTPAC BANKING CORPORATION ABN 33 007 457 141 PRESENTATION AND INVESTOR DISCUSSION PACK 2023 FULL YEAR FINANCIAL RESULTS FOR THE 12 MONTHS ENDED 30 SEPTEMBER 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141 2023 ANNUAL GENERAL MEETING WESTPAC BANKING CORPORATION ABN 33 007 457 141 THURSDAY, 14 DECEMBER 2023 10:00 AM (BRISBANE TIME) NOTICE OF MEETING CORPORATE GOVERNANCE STATEMENT 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Annual Report FY23 Results Presentation and Investor Discussion Pack Climate Report Notice of Meeting Pillar 3 Report Corporate Governance Statement Acknowledgment of Indigenous Peoples Westpac acknowledges the First Peoples of Australia and recognises their ongoing role as Traditional Owners of the land and waters of this country, and we pay respect to Elders past and present. We extend that respect to Westpac’s Aboriginal and Torres Strait Islander employees, partners and stakeholders, and to the Indigenous Peoples in the other locations where we operate. In Aotearoa (New Zealand) we also acknowledge tangata whenua and the unique relationship that Indigenous Peoples share with all New Zealanders as partners and custodians of their natural ecosystems under Te Tiriti o Waitangi. In this Annual Report a reference to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation. For certain information about the basis of preparing the financial information in this Annual Report see ‘Reading this report’ in Section 2. In addition, this Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, see ‘Reading this report’ in Section 2. Please consider those important disclaimers when reading the forward-looking statements in this Annual Report. Information contained in or accessible through the websites mentioned in this Annual Report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactive textual references and are for information only. Westpac Banking Corporation ABN 33 007 457 141 WESTPAC GROUP 2023 ANNUAL REPORT In this Report a reference to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation. For certain information about the basis of preparing the financial information in this Report see ‘Reading this report’ in Section 2 of the 2023 Annual Report. Information contained in or accessible through the websites mentioned in this Report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactive textual references and are for information only. Westpac Banking Corporation ABN 33 007 457 141 This report provides a discussion of the Group’s performance for the six months ended 30 September 2023 compared to the six months ended 31 March 2023, unless otherwise specified. Factors that relate primarily to a single business segment are discussed in more detail in the Segment Reporting section. Certain amounts, measures and ratios presented in this overview are not defined by Australian Accounting Standards (AAS). These non-AAS measures include: • Performance measure excluding the impact of Notable Items, businesses sold and/or held for sale; • Pre-provision profit; • Core net interest income and Core NIM; and • Expense to income ratio (excluding notable items). These non-AAS measures are described in detail in the 2023 Annual Report.

1

GROUP PERFORMANCE

Performance overview

The Group's net profit for Second Half 2023 was $3,194 million, down 20% on First Half 2023. Excluding Notable Items, net profit decreased 7% to $3,545 million.

Pre-provision profit was $4,938 million, down 18%. Excluding Notable Items, pre-provision profit decreased 8% to $5,427 million driven by stable operating income and a 5% increase in operating expenses.

- **Net interest income** increased 1% to $9,204 million. Excluding Notable Items, net interest income was flat. This reflects the impact of a reduction in Core NIM offset by a 2% increase in average interest-earning assets. Growth in interest earning assets was driven by owner occupied mortgages, loans to business customers across the commercial property, agriculture sectors and target sectors in institutional banking.
- **Group NIM** was down 2 basis points to 1.94%. Excluding Notable Items, NIM of 1.94% was 2 basis points higher. Group NIM comprised:
  - Core NIM of 1.84%, down 6 basis points reflecting ongoing mortgage competition. This was partly offset by higher returns on capital balances and hedged deposits;
  - Treasury and Markets income of 10 basis points, up 2 basis points; and
  - Hedging, which made no contribution to margin. This compared to a negative 2 basis point impact in the prior period.
- **Non-interest income** of $1,438 million was 24% lower, mostly due to Notable Items and businesses sold. Excluding these items, non-interest income declined 5% to $1,459 million, driven by lower income from trading income and wealth management.
- **Operating expenses** of $5,704 million were 14% higher, driven in part by Notable Items. Operating expenses excluding Notable Items were $5,244 million, up 5%. This reflects persistent inflationary pressures on wages, third-party vendor costs and higher software expenses.

Impairment charges were $258 million or 7 basis points of average loans, compared to 10 basis points of average loans in the prior half. The charge reflects lower Collectively Assessed Provisions (CAP), mainly for the reduction in overlays as the expected loss did not materialise or is now reflected in modelled outcomes.

The effective tax rate increased from 28.8% to 31.7% due to a number of one-off benefits in First Half 2023 not repeated in Second Half 2023, along with an increase in non-deductible expenses.

Performance summary

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net interest income	9,204	9,113	1
Non-interest income	1,438	1,890	(24)
Net operating income	**10,642**	**11,003**	**(3)**
Operating expenses	(5,704)	(4,988)	14
Pre-provision profit	**4,938**	**6,015**	**(18)**
Impairment (charges)/benefits	(258)	(390)	(34)
Profit before income tax expense	**4,680**	**5,625**	**(17)**
Income tax expense	(1,484)	(1,620)	(8)
Profit after income tax expense	**3,196**	**4,005**	**(20)**
Profit attributable to non-controlling interests (NCI)	(2)	(4)	(50)
Net profit attributable to owners of WBC	**3,194**	**4,001**	**(20)**
Notable Items (post tax)	**(351)**	**178**	**large**
Effective tax rate	**31.71%**	**28.80%**	**291 bps**

2 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW

GROUP PERFORMANCE

Impact of Notable Items

Notable Items reduced net profit after tax in Second Half 2023 by $351 million (First Half 2023: $178 million benefit).

For detailed explanations of Notable Items refer to the 2023 Annual Report.

$m	Economic hedges	Hedge ineffectiveness	Provisions for remediation, litigation, fines and penalties	Asset sales and revaluations	The write-down of assets	Restructuring costs	Total
Half Year September 2023							
Net interest income	38	32	(78)	-	-	-	(8)
Non-interest income	4	-	(25)	-	-	-	(21)
Net operating income	**42**	**32**	**(103)**	**-**	**-**	**-**	**(29)**
Operating expenses	-	-	(132)	-	(126)	(202)	(460)
Pre-provision profit	**42**	**32**	**(235)**	**-**	**(126)**	**(202)**	**(489)**
Income tax (expense)/benefit and NCI	(13)	(9)	59	-	39	62	138
Net profit/(loss)	**29**	**23**	**(176)**	**-**	**(87)**	**(140)**	**(351)**
Half Year March 2023							
Net interest income	(151)	62	-	-	-	-	(89)
Non-interest income	(22)	-	-	243	-	-	221
Net operating income	(173)	62	-	243	-	-	132
Operating expenses	-	-	-	-	-	-	-
Pre-provision profit	**(173)**	**62**	**-**	**243**	**-**	**-**	**132**
Income tax (expense)/benefit and NCI	52	(19)	-	13	-	-	46
Net profit/(loss)	**(121)**	**43**	**-**	**256**	**-**	**-**	**178**

3

Review of earnings

Net interest income

	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net interest Income ($m)			
Net interest income	**9,204**	**9,113**	**1**
Core net interest income	8,747	8,855	(1)
Notable Items	(8)	(89)	(91)
Treasury[1]	379	266	42
Markets	86	81	6
Average interest earning assets ($m)[2]			
Loans	**709,756**	**699,735**	**1**
Housing	488,551	481,538	1
Personal	12,628	13,485	(6)
Business	208,577	204,712	2
Liquid assets	213,439	208,467	2
Other interest-earning assets	25,310	26,006	(3)
Average interest earning assets	**948,505**	**934,208**	**2**
NIM (%)			
Group NIM	1.94%	1.96%	(2 bps)
Core NIM	1.84%	1.90%	(6 bps)
Treasury & markets impact on NIM	0.10%	0.08%	2 bps
Notable Items impact on NIM	(0.00%)	(0.02%)	2 bps

Net interest income increased 1% to $9,204 million. Key drivers included:

- Lower core net interest income, down 1% to $8,747 million, due to lower net interest margin partly offset by balance sheet growth;
- Notable Items reduced net interest income by $8 million compared to a reduction of $89 million in the prior half; and
- Higher treasury and markets income, up 34% to $465 million.

Group average interest-earning assets increased by 2% to $948.5 billion. Average loans grew by 1% with mortgages and business lending growth more than offsetting the planned run-off in the auto finance book. Average liquid assets increased by 2% from higher cash balances. Other interest-earning assets decreased by 3%, primarily due to the depreciation of the AUD against other major currencies in Second Half 2023.

1. Treasury net interest income excludes capital benefit.
2. Includes assets held for sale.

4 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW

GROUP PERFORMANCE

Net interest margin



Group net interest margin movement (%)
Group NIM down 2bps
1.96
0.06
(10bps)
(1bp)
0bp
(1bp)
6bps
2bps
2bps
1.94
0.10
1.90
Core NIM down 6bps
1.84
Notable Items, Treasury & Markets
Core NIM
1H23
Loans
Deposits
Liquid Assets
WSF1
Capital & Other
T&M2
Notable Items3
2H23

- The Group NIM for Second Half 2023 was 1.94%. Group NIM comprised:
  - Core NIM of 1.84%, down 6 basis points with key drivers described below;
  - Treasury and Markets of 10 basis points, up 2 basis points due to stronger relative performance in the period; and
  - Notable Items made no contribution to margin. This compared to a negative 2 basis points impact in the prior period.
- The 6 basis point decrease in Core NIM was driven by:
  - Loan interest spread: 10 basis point decrease predominately from tighter spreads on mortgage lending in Australia and New Zealand due to competition for new and existing customers and relative growth in lower spread owner occupied lending;
  - Deposit interest spread: 1 basis point decrease with a mix shift towards lower spread savings and term deposit products, and competition largely mitigated by higher returns on hedged deposits;
  - Wholesale funding: 1 basis point decrease from higher wholesale funding costs as spreads on new term wholesale funding were wider than the spreads on maturing facilities; and
  - Capital & Other: 6 basis point increase primarily from higher earnings on capital balances as a result of higher interest rates.

1. Wholesale Funding Cost.
2. Treasury & Markets contribution.
3. Notable items are described on page 2.

5

Average Balance Sheet

	Half Year Sept 2023			Half Year Mar 2023		
	Average balance $m	Interest $m	Average rate %	Average balance $m	Interest $m	Average rate %
Assets						
Interest earning assets						
Loans	**709,756**	**19,306**	**5.4**	**699,735**	**16,276**	**4.7**
Housing	488,551	12,186	5.0	481,538	10,174	4.2
Personal	12,628	548	8.7	13,485	556	8.3
Business	208,577	6,572	6.3	204,712	5,546	5.4
Trading securities and financial assets measured at FVIS	31,122	645	4.1	29,044	498	3.4
Investment securities	73,745	1,119	3.0	76,015	918	2.4
Other interest earning assets	133,882	2,843	4.2	129,414	2,147	3.3
Total interest earning assets and interest income	**948,505**	**23,913**	**5.0**	**934,208**	**19,839**	**4.3**
Non-interest earning assets						
Derivative financial instruments	21,566			25,290		
Assets held for sale	-			60		
All other assets	58,433			58,365		
Total non-interest earning assets	**79,999**			**83,715**		
Total assets	**1,028,504**			**1,017,923**		
Liabilities						
Interest bearing liabilities						
Deposits and other borrowings	**574,767**	**9,966**	**3.5**	**562,971**	**6,952**	**2.5**
Certificates of deposit	50,314	1,122	4.4	45,447	799	3.5
Transactions	136,449	1,805	2.6	143,839	1,423	2.0
Savings	212,333	3,269	3.1	206,042	2,097	2.0
Term	175,671	3,770	4.3	167,643	2,633	3.1
Repurchase agreements	38,003	328	1.7	41,310	228	1.1
Loan capital	35,115	828	4.7	33,649	620	3.7
Other interest bearing liabilities	178,463	3,587	4.0	174,925	2,926	3.4
Total interest bearing liabilities and interest expense	**826,348**	**14,709**	**3.6**	**812,855**	**10,726**	**2.6**
Non-interest bearing liabilities						
Deposits and other borrowings	107,141			105,252		
Derivative financial instruments	22,960			29,765		
Liabilities held for sale	-			26		
All other liabilities	503			(969)		
Total non-interest bearing liabilities	**130,604**			**134,074**		
Total liabilities	**956,952**			**946,929**		
Shareholders' equity	71,509			70,947		
Non-controlling interests	43			47		
Total equity	**71,552**			**70,994**		
Total liabilities and equity	**1,028,504**			**1,017,923**		
Loans						
Australia	611,790	16,373	5.3	602,493	13,791	4.6
New Zealand	91,507	2,724	5.9	90,605	2,304	5.1
Other overseas	6,459	209	6.5	6,637	181	5.5
Deposits and other borrowings						
Australia	489,590	7,997	3.3	479,823	5,547	2.3
New Zealand	64,641	1,447	4.5	63,422	1,017	3.2
Other overseas	20,536	522	5.1	19,726	388	3.9

6 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW

GROUP PERFORMANCE

Loans

$m	As at 30 Sept 2023	As at 31 March 2023	% Mov't Sept 23 - Mar 23
Australia	**674,422**	**650,639**	**4**
Housing	485,474	472,570	3
Personal	11,289	12,028	(6)
Business	181,509	169,891	7
Provisions	(3,850)	(3,850)	-
New Zealand (A$)	92,854	92,359	1
New Zealand (NZ$)	99,711	98,623	1
Housing	65,757	65,224	1
Personal	1,163	1,192	(2)
Business	33,298	32,748	2
Provisions	(507)	(541)	(6)
Other overseas (A$)	5,978	6,933	(14)
Total loans	**773,254**	**749,931**	**3**

Loans increased by 3% to $773.3 billion. Lending movements included:

- Growth in Australian housing loans of 3% to $485.5 billion largely in owner occupied lending. During the half, $51 billion of fixed rate mortgages expired of which most were retained and customers elected to revert to variable rate loans, which resulted in fixed rate mortgages declining from 33% of the portfolio to 24%. Investor lending declined slightly;
- Australian personal lending reduced 6% to $11.3 billion, mostly due to the $0.6 billion planned run-off of the auto finance portfolio following the decision to exit this business in March 2022. Excluding this run-off, personal lending balances declined 1% as customers chose alternative finance options;
- Australian business lending grew 7% to $181.5 billion. WIB's loans increased by 9% or $7.9 billion driven by deepening relationships with existing customers across targeted industries including property, health and non-bank financial institutions. Business segment loan growth of 4% or $3.3 billion was primarily in the diversified, commercial property and agriculture sectors;
- New Zealand lending growth of 1% to $99.7 billion in NZ$ terms reflected disciplined growth in mortgages given a highly competitive environment. The increase in business loans was largely in the wholesale trade and manufacturing sectors which outweighed a reduction in agriculture and property lending; and
- Other overseas loans decreased 14% to $6.0 billion, mostly from lower volumes in the US due to higher interest rates impacting facility utilisation and in Asia due to the closure of offshore branches.

7

Deposits and other borrowings

$m	As at 30 Sept 2023	As at 31 March 2023	% Mov't Sept 23 - Mar 23
Customer deposits			
Australia	**557,781**	**545,090**	**2**
Transactions	119,621	123,406	(3)
Savings	195,325	191,490	2
Term	144,220	140,704	2
Non-interest bearing	98,615	89,490	10
New Zealand (A$)	**74,297**	**74,703**	**(1)**
New Zealand (NZ$)	**79,783**	**79,769**	**-**
Transactions	9,373	10,090	(7)
Savings	19,929	20,230	(1)
Term	38,472	36,367	6
Non-interest bearing	12,009	13,082	(8)
Other overseas (A$)	**8,873**	**7,792**	**14**
Total customer deposits	**640,951**	**627,585**	**2**
Certificates of deposit	47,217	48,767	(3)
Australia	32,947	32,227	2
New Zealand (A$)	2,247	2,618	(14)
Other overseas (A$)	12,023	13,922	(14)
Total deposits and other borrowings (including held for sale)	**688,168**	**676,352**	**2**

Customer deposits increased by 2% to $641.0 billion. Customer deposit growth was underpinned by the following movements:

- Australian deposits, up 2% to $557.8 billion, were supported by growth across Consumer and WIB segments. Rising interest rates saw customers continue to switch to higher interest bearing products with growth in both savings and term deposits which was partly offset by a reduction in transactions balances. Non-interest bearing deposits were up 10% primarily due to an increase in mortgage offset balances;
- New Zealand deposits were flat at $79.8 billion in NZ$ terms. The change in mix reflects continued customer preference for higher yielding term deposits; and
- Other overseas deposits were up 14% to $8.9 billion, due to higher volumes of offshore term deposits supported by increased institutional customer activity and higher interest rates.

The Group's customer deposit to loan ratio reduced slightly to 82.9% from 83.7% at 31 March 2023, reflecting relatively higher loan growth in the half.

8 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW

GROUP PERFORMANCE

Non-interest income

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net fee income	818	827	(1)
Net wealth management and insurance income	215	347	(38)
Trading income	330	387	(15)
Other income	75	329	(77)
Total non-interest income	**1,438**	**1,890**	**(24)**

Non-interest income is composed of:

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Non interest income excluding Notable Items and Businesses sold[1]			
Net fee income	818	827	(1)
Net wealth management and insurance income	225	232	(3)
Trading income	341	409	(17)
Other income	75	61	23
Non-interest income excluding Notable Items and Businesses sold	**1,459**	**1,529**	**(5)**
Notable Items			
Net wealth management and insurance income	(10)	-	-
Trading income	(11)	(22)	(50)
Other income	-	243	(100)
Total non-interest income - Notable Items	**(21)**	**221**	**large**
Businesses sold			
Net wealth management and insurance income	-	115	(100)
Other income	-	25	(100)
Total non-interest income - Businesses sold	**-**	**140**	**(100)**
Total non-interest income	**1,438**	**1,890**	**(24)**

The decline in non-interest income of 24% to $1,438 million predominately reflects the impacts of Notable Items and businesses sold. Excluding these items, non-interest income declined 5% to $1,459 million primarily due to lower trading income and net fee income.

Net fee income

Net fee income decreased 1% to $818 million. Key movements included:

- Lower auto finance fees of $10 million reflecting the continued run-off in loan balances;
- Lower Australian cards and merchants income of $11 million due to lower spend and higher terminal amortisation costs;
- Lower deposits income due to fee simplification in the Business segment of $3 million and lower payments income due to lower volumes and higher transaction costs of $3 million; and
- Higher institutional lending fees for undrawn credit facilities from elevated lending activity of $13 million and higher credit cards fees in New Zealand of $10 million due to lower reward costs provided some offsetting benefits.

Net wealth management and insurance income

Net wealth management and insurance income decreased by 38% to $215 million primarily due to Notable Items and impact of businesses sold. Excluding these impacts, net wealth management and insurance income was broadly flat with higher duration cash revenue being offset by lower administration fees and increased competition.

9 Trading income Trading income declined 15% to $330 million. Excluding notable items and the impact of businesses sold, trading income decreased by 17% to $341 million due to: • Lower derivative valuation adjustments (DVA) benefit of $12 million compared to a $57 million benefit in the prior half following the stabilisation of counterparty credit spreads; and • Loss on cross currency swap of $26 million compared to $12 million loss in the prior half driven by unfavourable foreign exchange and interest rate movements. Other income Other income of $75 million compares to a gain of $329 million in the prior half which included the $243 million gain on sale of Advance Asset Management Limited (AAML). Excluding notable items and the impact of businesses sold, other income improved by 23% to $75 million. This was primarily attributable to $15 million fair value revaluation gains on markets related customer products, with the risk associated with these instruments hedged and losses reported in trading income. Businesses sold No contribution from businesses sold compared to revenue of $140 million in the prior half. For further details of the contribution of each business refer to the 2023 Annual Report.

10 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW

GROUP PERFORMANCE

Operating expenses

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Staff expenses	(3,206)	(2,892)	11
Occupancy expenses	(414)	(372)	11
Technology expenses	(1,248)	(1,054)	18
Other expenses	(836)	(670)	25
Total operating expenses	**(5,704)**	**(4,988)**	**14**
Excluding Notable Items			
Staff expenses	(2,971)	(2,892)	3
Occupancy expenses	(350)	(372)	(6)
Technology expenses	(1,215)	(1,054)	15
Other expenses	(708)	(670)	6
Total operating expenses excluding Notable Items	**(5,244)**	**(4,988)**	**5**
Operating expenses - Businesses sold[1]	**28**	**18**	**56**
Operating expenses excluding Notable Items and Business sold	**(5,272)**	**(5,006)**	**5**

Full Time Equivalent (FTE) employees

Number of FTE	As at 30 Sept 2023	As at 31 March 2023	% Mov't Sept 23 - Mar 23
Permanent employees	33,664	34,749	(3)
Temporary employees	2,482	3,754	(34)
FTE	**36,146**	**38,503**	**(6)**
Average FTE	**37,185**	**37,821**	**(2)**

The number of employees in each area of business as at 30 September:

Number of FTE	As at 30 Sept 2023	As at 31 March 2023	% Mov't Sept 23 - Mar 23
Consumer and Business Banking	17,048	18,249	(7)
Westpac Institutional Bank	2,732	2,680	2
Westpac New Zealand	5,288	5,374	(2)
Specialist Businesses	2,711	3,225	(16)
Group Businesses	8,367	8,975	(7)
Total Group	**36,146**	**38,503**	**(6)**

1. Comparatives have been revised to incorporate the results of AAML and SFT.

11

Total operating expenses increased 14% to $5,704 million.

Excluding notable items and businesses sold, operating expenses increased 5% to $5,272 million, reflecting persistent inflationary pressures across third party vendor services and salaries and wages.

Staff expenses increased 11% to $3,206 million driven by a significant restructuring charge related to organisational simplification under Cost Reset. Excluding Notable Items, staff expenses increased by 3% with wage and salary inflation more than offsetting the impact of the decline in employees in the half. FTE decreased 6% reflecting the impact of businesses sold and Cost Reset outcomes.

Occupancy expenses increased by 11% to $414 million. Excluding Notable Items occupancy expenses decreased 6% due to the reduction of the Group's corporate and branch footprint. In the period, 12% of the corporate footprint was exited, 22 branches were closed and 36 additional co-locations were established.

Technology expenses increased 18% to $1,248 million. Excluding Notable Items, technology expenses were 15% higher due mainly to higher third party software maintenance and license costs. In addition, software amortisation was approximately $120 million higher due to key growth, productivity, risk and regulatory investments completed in the second half.

Other expenses increased 25% to $836 million. Excluding Notable Items, other expenses increased by 6% due to increases in advertising and marketing expenses and non lending losses.

Businesses sold provided a $28 million benefit driven by the release of separation related provisions for Westpac Life Insurance Services Limited.

Investment spend

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Expensed	529	287	84
Capitalised software, fixed assets and prepayments	525	581	(10)
Total	**1,054**	**868**	**21**
Risk and regulatory	658	536	23
Growth and productivity	396	332	19
Total	**1,054**	**868**	**21**

Capitalised software

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Balance as at beginning of period	**2,632**	**2,264**	**16**
Total additions	546	595	(8)
Amortisation expense	(371)	(250)	48
Impairment expense	(8)	-	-
Other adjustments	(2)	23	large
Balance as at end of period	**2,797**	**2,632**	**6**
Average amortisation period (years)	**3.5**	**4.5**	**(1 years)**

Capitalised software increased $165 million or 6% compared to 31 March 2023, reflecting continuing investment to meet New Zealand regulatory requirements, to develop the WIB corporate cash management platform and to uplift payments and data infrastructure. Major projects such as the implementation of a single mortgage origination platform, the implementation of APRA's revised capital framework, and the RBNZ's Outsourcing Policy, which all completed in the second half, drove an increase in amortisation and a reduction in the average amortisation period.

12 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW

GROUP PERFORMANCE

Credit impairment charges

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Individually assessed provisions (IAPs)			
New IAPs	(121)	(76)	59
Write-backs	41	86	(52)
Recoveries	63	128	(51)
Total IAPs, write-backs and recoveries	**(17)**	**138**	**large**
Collectively assessed provisions (CAPs)			
Write-offs	(222)	(218)	2
Other changes in CAPs	(19)	(310)	(94)
Total new CAPs	**(241)**	**(528)**	**(54)**
Total credit impairment (charges)/benefits	**(258)**	**(390)**	**(34)**
Impairment charges/(benefits) to average loans	**7 bps**	**10 bps**	**(3 bps)**
Net write-offs to average gross loans	**5 bps**	**4 bps**	**1 bps**

The impairment charge of $258 million represented 7 basis points of average loans, down from 10 basis points. The charge reflects a lower CAP charge of $241 million, compared to a charge of $528 million in the prior half.

The CAP charge comprised other changes in CAP of $19 million and write-offs of $222 million. The other changes in CAP were due to:

- Some deterioration of portfolio credit risk metrics, particularly in the mortgage portfolios reflecting higher interest rates and inflationary pressures and increasing exposure flowing through to watchlist across Business, WIB and New Zealand;
- Less favourable forward-looking economic indicators; and
- A reduction in overlays reflecting partial release of mortgage portfolio and construction industry overlays, as well as the full release of overlays related to New Zealand weather events.

The IAP charge of $17 million comprised:

- New IAP of $121 million, mainly reflecting one customer in Business;
- Write-backs of $41 million; and
- Recoveries of $63 million.

13

SEGMENT REPORTING

In 2023, the Group changed its internal and external reporting from cash earnings to statutory net profit. Internally, Westpac separately identifies the impact of Notable Items on income and expenses and includes a sub-total titled "Pre-provision profit". Pre-provision profit represents profit before impairment charges and income tax expenses.

As segment reporting is consistent with the reporting internally to the Group's key decision makers, the segment reporting below reflects this basis of preparation and prior period balances have been restated.

	Consumer	Business	Consumer and Business Banking	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Specialist Businesses	Group Businesses	Group
Half Year Sept 2023 ($m)								
Net interest income	4,273	2,195	6,468	813	1,172	213	546	9,212
Non-interest income	271	150	421	662	124	257	(5)	1,459
Notable items	-	(78)	(78)	-	-	(10)	59	(29)
Net operating income	**4,544**	**2,267**	**6,811**	**1,475**	**1,296**	**460**	**600**	**10,642**
Operating expenses	(2,462)	(953)	(3,415)	(691)	(612)	(267)	(259)	(5,244)
Notable items	(202)	(19)	(221)	(15)	(9)	(60)	(155)	(460)
Total operating expenses	**(2,664)**	**(972)**	**(3,636)**	**(706)**	**(621)**	**(327)**	**(414)**	**(5,704)**
Pre-provision profit	**1,880**	**1,295**	**3,175**	**769**	**675**	**133**	**186**	**4,938**
Impairment (charges)/benefits	(30)	(185)	(215)	(91)	18	29	1	(258)
Profit before income tax (expense)/ benefit	**1,850**	**1,110**	**2,960**	**678**	**693**	**162**	**187**	**4,680**
Income tax (expense)/benefit and NCI	(561)	(333)	(894)	(191)	(197)	(50)	(154)	(1,486)
Net profit/(loss)	**1,289**	**777**	**2,066**	**487**	**496**	**112**	**33**	**3,194**
Net profit includes impact of:								
Notable items (post tax)[2]	(148)	(68)	(216)	(10)	(7)	(49)	(69)	(351)
Profit/ (loss) attributable to businesses sold	-	-	-	-	-	20	-	20
Half Year March 2023 ($m)								
Net interest income	4,693	2,043	6,736	712	1,145	216	393	9,202
Non-interest income	297	165	462	704	116	393	(6)	1,669
Notable items	-	-	-	-	-	243	(111)	132
Net operating income	**4,990**	**2,208**	**7,198**	**1,416**	**1,261**	**852**	**276**	**11,003**
Operating expenses	(2,301)	(914)	(3,215)	(617)	(574)	(280)	(302)	(4,988)
Notable items	-	-	-	-	-	-	-	-
Total operating expenses	**(2,301)**	**(914)**	**(3,215)**	**(617)**	**(574)**	**(280)**	**(302)**	**(4,988)**
Pre-provision profit	**2,689**	**1,294**	**3,983**	**799**	**687**	**572**	**(26)**	**6,015**
Impairment (charges)/benefits	(170)	(78)	(248)	4	(142)	(2)	(2)	(390)
Profit before income tax (expense)/ benefit	**2,519**	**1,216**	**3,735**	**803**	**545**	**570**	**(28)**	**5,625**
Income tax (expense)/benefit and NCI	(756)	(365)	(1,121)	(229)	(154)	(77)	(43)	(1,624)
Net profit/(loss)	**1,763**	**851**	**2,614**	**574**	**391**	**493**	**(71)**	**4,001**
Net profit includes impact of:								
Notable items (post tax)[2]	-	-	-	-	-	256	(78)	178
Profit/ (loss) attributable to businesses sold	-	-	-	-	-	111	-	111

1. Refer to page 21 for the Westpac New Zealand NZ$ segment reporting.
2. Includes tax benefits on Notable Items of $138 million in Second Half 2023 (First Half 2023: $46 million).

14 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW Segment reporting Businesses sold The table below shows the profit/(loss) attributable to businesses sold on the segments by the relevant period. Further details are provided in the 2023 Annual Report. Consumer Business Consumer and Business Banking Westpac Institutional Bank Westpac New Zealand (A$) Specialist Businesses Group Businesses Group Half Year Sept 2023 ($m) Net interest income - - - - - - - - Non-interest income - - - - - - - - Net operating income - - - - - - - - Operating expenses - - - - - 28 - 28 Pre-provision profit - - - - - 28 - 28 Impairment (charges)/benefits - - - - - - - - Profit before income tax (expense)/ benefit - - - - - 28 - 28 Income tax (expense)/benefit and NCI - - - - - (8) - (8) Net profit/(loss) - - - - - 20 - 20 Half Year March 2023 ($m) Net interest income - - - - - - - - Non-interest income - - - - - 140 - 140 Net operating income - - - - - 140 - 140 Operating expenses - - - - - 18 - 18 Pre-provision profit - - - - - 158 - 158 Impairment (charges)/benefits - - - - - - - - Profit before income tax (expense)/ benefit - - - - - 158 - 158 Income tax (expense)/benefit and NCI - - - - - (47) - (47) Net profit/(loss) - - - - - 111 - 111

15

Consumer

The Consumer segment provides a full range of banking products and services to customers in Australia through three lines of business consisting of mortgages, consumer finance and deposits. Products and services are provided through a portfolio of brands comprising Westpac, St.George, BankSA, Bank of Melbourne and RAMS using digital channels and branches.

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net interest income	4,273	4,693	(9)
Non-interest income	271	297	(9)
Net operating income	**4,544**	**4,990**	**(9)**
Operating expenses	(2,462)	(2,301)	7
Notable Items	(202)	-	-
Total operating expenses	**(2,664)**	**(2,301)**	**16**
Pre-provision profit	**1,880**	**2,689**	**(30)**
Impairment (charges)/benefits	(30)	(170)	(82)
Profit before income tax expense	**1,850**	**2,519**	**(27)**
Income tax expense and NCI	(561)	(756)	(26)
Net profit	**1,289**	**1,763**	**(27)**
Notable Items (post tax)	(148)	-	-
Expense to income ratio (Ex Notable Items)	54.18%	46.11%	large
Net interest margin (Ex Notable Items)	1.94%	2.18%	(24 bps)

$bn	As at 30 Sept 2023	As at 31 March 2023	% Mov't Sept 23 - Mar 23
Customer deposits			
Transactions	33.0	35.5	(7)
Savings	154.9	140.0	11
Term	63.9	64.3	(1)
Mortgage offsets	56.6	53.8	5
Total customer deposits	**308.4**	**293.6**	**5**
Loans			
Mortgages	485.6	472.7	3
Other	8.9	9.0	(1)
Provisions	(1.8)	(1.9)	(5)
Total loans	**492.7**	**479.8**	**3**
Deposit to loan ratio	62.59%	61.19%	140 bps
Total assets	504.9	492.7	2
TCE	580.4	569.8	2
Average interest earning assets	438.2	432.2	1
Average allocated capital	26.1	25.7	2
Credit quality			
Impairment charges/(benefits) to average loans	0.01%	0.07%	(6 bps)
Mortgage 90+ day delinquencies	0.86%	0.73%	13 bps
Other consumer loans 90+ day delinquencies	1.01%	1.26%	(25 bps)
Total stressed exposures to TCE	0.88%	0.76%	12 bps

16 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW Segment reporting Net profit declined 27% to $1,289 million. Pre-provision profit fell 30% to $1,880 million. Excluding Notable Items mostly associated with restructuring charges and the branch transformation program, pre-provision profit contracted by 23% to $2,082 million. This was the result of operating income falling 9% while operating expenses rose 7%. The decline in operating income was due to continued net interest margin reduction which offset volume growth. Operating expense growth reflected higher software amortisation for investments in the mortgage origination platform and enhancing the Westpac App, increased expenses for additional staff to support customers and volume growth, and inflationary pressures on salaries and third-party costs. Net interest income down 9% • Net loans increased by 3% to $492.7 billion. Mortgage growth of 3% represented 1.2x APRA housing system growth and was mostly achieved in owner occupied mortgages. During the half, $51 billion of fixed rate mortgages expired of which most were retained. Nearly all borrowers elected to switch onto variable rates which now account for 76% of mortgages, up from 67% in the prior half; • Deposits were up 5% to $308.4 billion. The growth was a result of attracting new customers through an improved proposition and population growth in Australia. With deposit growth continuing to exceed loan growth, the deposit to loan ratio improved to 62.6%. Higher interest rates resulted in an increase in savings deposits which more than offset the decline in transaction deposits. Savings accounts made up 50% of all deposits, up from 48% in the prior half. Term deposits, which account for 21% of total deposits, were broadly flat. Mortgage offset balances increased 5% to $56.6 billion as customers shifted to variable rate mortgages which benefit from deposit offset features; and • The net interest margin contracted by 24 basis points reflecting retention strategies for existing mortgage customers and competition for new mortgages. Deposit spreads also declined due to the mix shift towards lower margin savings accounts and rising price competition for term deposits. Wholesale funding costs increased marginally and were fully offset by higher returns on both capital balances and hedged deposits. Non-interest income down 9% • Non-interest income fell 9% to $271 million. The key driver was lower consumer finance income due to higher remediation payments; and • Higher discharge settlement fees from improved housing market conditions cushioned the decline in total non-interest income. Expenses up 16% • Operating expenses increased 16% to $2,664 million. Excluding Notable Items of $202 million, expenses were up 7%. The main contributors to expense growth included: – Higher staff expenses from the full period impact of wage inflation and increased staffing to support customer service levels, mainly in mortgages; and – Increased software amortisation costs as projects finalised. • Expense increases were partly offset by benefits of a simpler operating model which resulted in a reduction of FTE of 7% and a smaller corporate footprint supported by our branch and ATM transformation program. Impairment charge of $30 million • Impairment charges to average loans were 1 basis point, down from 7 basis points in the prior half. The charge was driven by a decline in CAP reflecting a reduction in the mortgage overlays given the improved outlook, outweighing a modest deterioration in the underlying portfolio, mainly mortgages 90+ days past due; and • Stressed exposure to TCE increased 12 basis points to 0.88%. Mortgage 90+ delinquencies increased 13 basis points to 0.86%, reflecting higher mortgage interest rates and the higher cost of living. Other consumer 90+ delinquencies were down 25 basis points to 1.01%, reflecting the quality of the portfolio with consumer lending balances stable.

17

Business

The Business segment provides services and products to Australian small to medium businesses including commercial and agribusiness customers. It offers business lending, generally up to $200 million in exposure, merchant services using eCommerce solutions and transaction banking services. Business also includes Private Wealth, supporting needs of high-net-worth individuals. It operates under the Westpac, St.George, and Bank of Melbourne brands.

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net interest income	2,195	2,043	7
Non-interest income	150	165	(9)
Notable Items	(78)	-	-
Net operating income	**2,267**	**2,208**	**3**
Operating expenses	(953)	(914)	4
Notable Items	(19)	-	-
Total operating expenses	**(972)**	**(914)**	**6**
Pre-provision profit	**1,295**	**1,294**	**-**
Impairment (charges)/benefits	(185)	(78)	137
Profit before income tax expense	**1,110**	**1,216**	**(9)**
Income tax expense and NCI	(333)	(365)	(9)
Net profit	**777**	**851**	**(9)**
Notable Items (post tax)	(68)	-	-
Expense to income ratio (Ex Notable Items)	40.64%	41.39%	(75 bps)
Net interest margin (Ex Notable Items)	5.00%	4.78%	22 bps

$bn	As at 30 Sept 2023	As at 31 March 2023	% Mov't Sept 23 - Mar 23
Customer deposits			
Transactions	51.1	54.1	(6)
Savings	38.8	41.1	(6)
Term	40.7	38.2	7
Total customer deposits	**130.6**	**133.4**	**(2)**
Loans			
Business	90.4	87.0	4
Provisions	(1.5)	(1.4)	7
Total loans	**88.9**	**85.6**	**4**
Deposit to loan ratio	146.97%	155.95%	large
Total assets	91.1	87.8	4
TCE	116.2	113.1	3
Average interest earning assets	87.6	85.8	2
Average allocated capital	8.5	8.4	1
Credit quality			
Impairment charges/(benefits) to average loans	0.42%	0.18%	24 bps
Business: impaired exposures to TCE	0.40%	0.49%	(9 bps)
Total stressed exposures to TCE	4.98%	4.85%	13 bps

18 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW Segment reporting Net profit decreased by 9% to $777 million. Pre-provision profit remained stable at $1,295 million. Excluding notable items associated with remediation provisions and restructuring charges, pre-provision profit increased by 8% to $1,392 million. The growth was driven by a 6% increase in operating income, which more than offset the 4% rise in operating expenses. Operating income benefited from higher lending volumes and higher interest rates on deposits while increased operating expenses reflected wage inflation and rising software amortisation costs. Net interest income up 4% • Net loans increased by 4% to $88.9 billion with growth across agriculture, commercial property and diversified industries; • Deposits decreased by 2% to $130.6 billion reflecting weaker system growth and increased competition. Following interest rate rises, there was a shift from transaction and savings accounts to higher-yielding term deposits which comprised 31% of total customer deposits, up from 29% in the prior half; and • Excluding Notable Items the net interest margin was up 22 basis points, supported by the larger deposit portfolio relative to lending, which is reflected in a deposit to loan ratio of 147%. Rising interest rates supported higher deposit spreads and returns on both hedged deposits and capital which was partially offset by the impact of the mix shift to term deposits and greater price competition for deposits generally. Loan spreads continued to narrow due to ongoing competition for new lending. Non-interest income down 9% • Non-interest income decreased by 9% to $150 million due to ongoing fee simplification. Merchants income was also lower due to higher terminal amortisation costs following the migration to new terminals. Expenses up 6% • Operating expenses were up by 6% to $972 million. Excluding Notable Items, operating expenses increased 4% due to: – Wage inflation and increased staffing to support customer servicing; and – Higher software amortisation as several regulatory and compliance programs were finalised. • Benefits of a simpler organisational structure, primarily in head office functions, partly offset the other drivers of expense growth. Impairment charge of $185 million • The impairment charge of 42 basis points of average loans compared to 18 basis points in the prior half. The charge reflected higher CAP, an increase in new IAP driven by one exposure and fewer writebacks and recoveries. • The higher CAP was due an increase in stress, particularly with exposures moving to watchlist and substandard and a weaker economic outlook. The partial release of the construction overlay provided some offset. • Credit quality metrics deteriorated with stressed exposures to TCE up 13 basis points to 4.98%, due to a small number of exposures being moved to watchlist. The proportion of impaired TCE declined by 9 basis points to 0.40%.

19

Westpac Institutional Bank (WIB)

The Westpac Institutional Bank (WIB) comprises three lines of business: Corporate & Institutional Bank (CIB), Global Transaction Services (GTS) and Financial Markets (FM). It services predominantly corporate, institutional and government clients. CIB uses dedicated industry relationship and specialist product teams to support clients' lending needs. GTS is responsible for the provision of payments and liquidity management solutions to WIB's clients and the group's domestic and international payments infrastructure. FM provides a range of risk management, investment and debt capital markets solutions to WIB clients and access to financial markets products for consumer and business customers. Clients are supported throughout Australia and via branches and subsidiaries located in New Zealand, New York, London, Frankfurt and Singapore.

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net interest income	813	712	14
Non-interest income	662	704	(6)
Net operating income	**1,475**	**1,416**	**4**
Operating expenses	(691)	(617)	12
Notable Items	(15)	-	-
Total operating expenses	**(706)**	**(617)**	**14**
Pre-provision profit	769	799	(4)
Impairment (charges)/benefits	(91)	4	large
Profit before income tax expense	**678**	**803**	**(16)**
Income tax expense and NCI	(191)	(229)	(17)
Net profit	**487**	**574**	**(15)**
Notable Items (post tax)	(10)	-	-
Expense to income ratio (Ex Notable Items)	46.85%	43.57%	328 bps
Net interest margin (Ex Notable Items)	1.54%	1.46%	8 bps

$bn	As at 30 Sept 2023	As at 31 March 2023	% Mov't Sept 23 - Mar 23
Customer deposits			
Transactions and others	63.5	63.0	1
Savings	10.3	10.3	-
Term	41.3	39.4	5
Total customer deposits	**115.1**	**112.7**	**2**
Loans			
Loans	92.9	85.0	9
Provisions	(0.3)	(0.3)	-
Total loans	**92.6**	**84.7**	**9**
Deposit to loan ratio	124.37%	133.02%	large
Total assets	106.3	99.9	6
TCE	207.4	205.6	1
Average interest earning assets	105.3	98.0	7
Average allocated capital	8.6	8.3	4
Credit quality			
Impairment charges/(benefits) to average loans	0.21%	(0.01%)	large
Impaired exposures to TCE	0.04%	0.06%	(2 bps)
Total stressed exposures to TCE	0.58%	0.28%	30 bps

20 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW

SEGMENT REPORTING

Net operating income contribution

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Lending and deposit revenue	1,036	970	7
Sales and risk management income	452	435	4
Derivative valuation adjustments (DVA)	4	52	(92)
Other[1]	(17)	(41)	(59)
Net operating income contribution	**1,475**	**1,416**	**4**

Net profit was down 15% to $487 million.

Pre-provision profit decreased 4% to $769 million. Excluding Notable Items, pre-provision profit declined 2% to $784 million. A 4% uplift in operating income was more than offset by an increase in operating expenses of 12%. Operating income growth reflected balance sheet growth, higher interest rates and normalising capital market conditions. Operating expenses rose due to inflation pressures, increased staff costs and higher software amortisation.

Net interest income up 14%	• Net loans increased by 9% to $92.6 billion. Growth accelerated during the half from deepening relationships with existing clients, predominately across our target sectors property, health and non-bank financial institutions; • Deposits grew 2% to $115.1 billion, primarily in term deposits. Transaction balances stabilised in Second Half 2023, following a structural change in First Half 2023 when customers chose to pay down debt in response to the rise in interest rates; and • The net interest margin was up 8 basis points, as higher interest rates supported loan and deposit spreads, as well as returns on capital. This was partly offset by mix shift towards higher yielding term deposits. The impact from wholesale funding and liquidity costs was neutral.
Non-interest income down 6%	• Non-interest income declined by 6% to $662 million, reflecting a $45 million lower contribution from DVA, as the tightening of counterparty credit spreads was greater in the First Half. Excluding the DVA benefit, non-interest income was broadly stable. Key drivers included: – Higher markets income from customer flows in foreign exchange, along with higher unused credit facility fees from increased lending activity; and – Lower fixed income revenue following stabilising interest rates and easing global inflation, a decline in origination and syndication fees as market conditions normalised and a contraction in payments income driven by volumes and remediation costs.
Expenses up 14%	• Expenses excluding Notable Items were up 12% to $691 million. Movements reflected: – Inflationary pressures, increased staffing costs and higher FTE to support WIB's growth; and – Higher software amortisation costs as some projects were finalised. – Cost savings from Cost Reset outcomes offset some of this growth.
Impairment charge of $91 million	• The impairment charge to average loans was 21 basis points, compared to a small benefit of 1 basis point in the prior half. The impairment charge was driven by a higher CAP charge reflecting increases in watchlist and stressed exposures, along with the non-repeat of write-backs and recoveries in the prior half; and • Stressed exposures to TCE deteriorated by 30 basis points to 0.58% reflecting an increase in watchlist loans mostly related to a small number of single names. The proportion of impaired exposures to TCE improved 2 basis points to 0.04%.

1. Includes the impact of capital benefit and the Banking levy.

21

Westpac New Zealand

Westpac New Zealand provides banking and wealth products and services for consumer, business and institutional customers in New Zealand.

All figures are in NZ $ unless noted otherwise.

NZ$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net interest income	1,268	1,246	2
Non-interest income	134	126	6
Net operating income	**1,402**	**1,372**	**2**
Operating expenses	(661)	(624)	6
Notable Items	(10)	-	-
Total operating expenses	**(671)**	**(624)**	**8**
Pre-provision profit	**731**	**748**	**(2)**
Impairment (charges)/benefits	19	(154)	large
Profit before income tax expense	**750**	**594**	**26**
Income tax expense and NCI	(213)	(168)	27
Net profit	**537**	**426**	**26**
Notable Items (post tax)	(7)	-	-
Expense to income ratio (Ex Notable Items)	47.15%	45.48%	167 bps
Net interest margin (Ex Notable Items)	2.12%	2.10%	2 bps

NZ$bn	As at 30 Sept 2023	As at 31 March 2023	% Mov't Sept 23 - Mar 23
Customer deposits			
Transactions and others	21.4	23.2	(8)
Savings	19.9	20.2	(1)
Term	38.5	36.4	6
Total customer deposits	**79.8**	**79.8**	**-**
Loans			
Mortgages	65.8	65.2	1
Business	32.8	32.3	2
Other	1.2	1.2	-
Provisions	(0.5)	(0.5)	-
Total loans	**99.3**	**98.2**	**1**
Deposit to loan ratio	80.36%	81.26%	(90 bps)
Total assets	121.8	122.0	-
TCE	147.1	147.3	-
Liquid assets	19.2	20.5	(6)
Average interest earning assets	119.1	118.8	-
Average allocated capital	8.3	7.5	11
Total funds	11.4	11.5	(1)
Credit quality			
Impairment charges/(benefits) to average loans	(0.04%)	0.32%	large
Mortgage 90+ day delinquncies	0.33%	0.29%	4 bps
Other consumer loans 90+ day delinquencies	0.92%	1.13%	(21 bps)
Impaired exposures to TCE	0.06%	0.07%	(1 bps)
Total stressed exposures to TCE	1.49%	1.33%	16 bps

22 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW Segment reporting Net profit increased 26% to $537 million following a significant reduction in impairment charges. Pre-provision profit declined 2% to $731 million. Excluding Notable Items associated with remediation, pre-provision profit decreased by 1% to $741 million. This reflected operating expense growth of 6% more than offsetting operating income growth of 2%. Operating expenses were higher due to higher amortisation expenses and inflationary impacts. Net interest income up 2% • Net loans increased 1% to $99.3 billion, supported by growth in both mortgages and business lending. Mortgages increased 1% to $65.8 billion. Slower growth was the result of a decision to manage the margin and volume trade-off in a highly competitive market. Growth was driven by fixed rate owner occupied mortgages, reflecting the characteristics of New Zealand’s mortgage market. Business loans increased 2% to $32.8 billion with growth largely in institutional banking outweighing a reduction in agriculture lending. • Deposits remained stable at $79.8 billion as reductions in transaction and savings accounts were offset by growth in term deposits. Term deposits grew as customer preferences continued to shift towards higher rate accounts, albeit at a slower rate than the prior period. Term deposits now account for 48% of deposits, close to the long-run average of ~50%. • The net interest margin was up 2 basis points with rising interest rates generating higher returns on capital balances and widening deposit spreads. Loan spreads continued to contract, reflecting persistent competition in mortgages and business lending, as well as higher wholesale funding costs. Non-interest income up 6% • Non-interest income increased 6% to $134 million due to improved cards income which benefited from lower reward costs. This more than offset the full half impact of lower interchange fees since regulatory changes came into effect in November 2022. Expenses up 8% • Operating expenses rose 8% to $671 million. Excluding Notable Items operating expenses increased 6% due to: – Increased software amortisation costs for investments relating to projects delivered addressing the Reserve Bank of New Zealand's outsourcing policy; – Higher average FTE to provide ongoing operational support following the completion of the RBNZ’s outsourcing policy; and – Inflationary impacts of both wage increases and increased supplier costs. Impairment benefit of $19 million • The impairment benefit accounted for 4 basis point of average loans compared to a charge of 32 basis points in the prior half. The benefit was predominately driven by the release of overlays no longer required as the risk is now reflected in modelled outcomes along with a low level of new IAP; and • Stressed exposures to TCE increased 16 basis points to 1.49% mostly due to an increase in watchlist and substandard exposures. Impaired exposures to TCE decreased 1 basis point to 0.06%.

23

Westpac New Zealand segment performance (A$ Equivalent)

Results have been translated into Australian dollars (A$) at the average exchange rates for each reporting period, Sept 2023: $1.0816 (March 2023: $1.0876). Unless otherwise stated, assets and liabilities have been translated at spot rates as at the end of the period, 30 September 2023: $1.0738 (31 March 2023: $1.0678).

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net interest income	1,172	1,145	2
Non-interest income	124	116	7
Net operating income	**1,296**	**1,261**	**3**
Operating expenses	(612)	(574)	7
Notable Items	(9)	-	-
Total operating expenses	**(621)**	**(574)**	**8**
Pre-provision profit	**675**	**687**	**(2)**
Impairment (charges)/benefits	18	(142)	large
Profit before income tax expense	**693**	**545**	**27**
Income tax expense and NCI	(197)	(154)	28
Net profit	**496**	**391**	**27**
Notable Items (post tax)	(7)	-	-
Expense to income ratio (Ex Notable Items)[1]	47.15%	45.48%	167 bps
Net interest margin (Ex Notable Items)[1]	2.12%	2.10%	2 bps

$bn	As at 30 Sept 2023	As at 31 March 2023	% Mov't Sept 23 - Mar 23
Customer deposits	74.3	74.7	(1)
Loans	92.5	91.9	1
Deposit to loan ratio[1]	80.36%	81.26%	(90 bps)
Total assets	113.5	114.2	(1)
TCE	136.9	137.9	(1)
Liquid assets	17.9	19.2	(7)
Average interest earning assets[2]	110.2	109.3	1
Average allocated capital[2]	7.7	6.9	11
Total funds	10.6	10.7	(1)

1. Ratios calculated using NZ$.
2. Averages are converted at applicable average rates.

24 WESTPAC GROUP 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW

SEGMENT REPORTING

Specialist Businesses

Specialist Businesses was established in May 2020 by combining the operations that Westpac identified to be exited as part of its portfolio simplification agenda. Since its formation, ten business divestments have been completed. The merger of BT's personal and corporate superannuation funds with Mercer Super Trust through a SFT and the sale of its AAML business to Mercer Australia were completed earlier in the year. The remaining operations include Platforms, Westpac Pacific, margin lending and the retail auto finance business which is in run-off. These businesses will be retained and transferred to the management of the Business & Wealth segment from Full Year 2024.

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net interest income	213	216	(1)
Non-interest income	257	393	(35)
Notable Items	(10)	243	large
Net operating income	**460**	**852**	**(46)**
Operating expenses	(267)	(280)	(5)
Notable Items	(60)	-	-
Total operating expenses	**(327)**	**(280)**	**17**
Pre-provision profit	**133**	**572**	**(77)**
Impairment (charges)/benefits	29	(2)	large
Profit before income tax expense	**162**	**570**	**(72)**
Income tax expense and NCI	(50)	(77)	(35)
Net profit	**112**	**493**	**(77)**
Notable Items (post tax)	(49)	256	large
Profit/(loss) attributable to businesses sold	20	111	(82)
Expense to income ratio (Ex Notable Items)	56.81%	45.98%	large
Net interest margin (Ex Notable Items)	4.65%	4.07%	58 bps

$bn	As at 30 Sept 2023	As at 31 March 2023	% Mov't Sept 23 - Mar 23
Deposits	**10.8**	**10.0**	**8**
Loans			
Loans	6.9	8.4	(18)
Provisions	(0.2)	(0.3)	(33)
Total loans	**6.7**	**8.1**	**(17)**
Deposit to loan ratio	161.75%	124.24%	large
Total funds	131.4	166.2	(21)
Average funds	134.4	199.3	(33)
Total assets ($bn)	9.5	10.9	(13)
TCE	10.8	12.2	(11)
Average interest earning assets	9.1	10.7	(15)
Average allocated capital	1.6	1.8	(11)
Credit quality			
Auto Finance 90 day+ delinquencies	2.99%	2.85%	14 bps
Total stressed exposures to TCE	10.80%	9.20%	160 bps

25

Net profit/(loss)

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Businesses sold[1]	20	111	(82)
Remaining businesses	141	126	12
Notable Items	(49)	256	large
Net profit/(loss)	**112**	**493**	**(77)**

Net profit declined by 77% to $112 million.

Pre-provision profit reduced by 77% to $133 million reflecting the impact of Notable Items which included a gain on the sale of AAML in the First Half and provisions for restructuring and customer remediation in the Second Half.

Excluding the impact of Notable Items and businesses sold, pre-provision profit increased by 2% to $175 million, reflecting stable operating income, and a 1% decrease in operating expenses.

Net interest income down 1%	• Excluding Notable Items and the impact of businesses sold, net interest income was down 1%; • Net loans declined 17% to $6.7 billion due to the continued auto finance portfolio run off. A small reduction in margin lending was offset by loan growth in Westpac Pacific; • Deposits increased by 8% to $10.8 billion reflecting higher deposits on Platforms. Higher interest rates resulted in customers shifting their asset allocation towards term deposits; and • The net interest margin was up 58 basis points mostly from lower funding costs in the auto finance portfolio, which more than offset margin compression from deposit competition.
Non-interest income down 61%	• Non-interest income excluding Notable Items declined by 35% following divestments. Excluding this impact, non-interest income was broadly flat. Key drivers were: – Higher trading income and transaction fees in Pacific reflecting improved economic activity; – Lower auto finance fees reflecting the continued run-off in loan balances; and – Broadly flat contributions from Platforms due to better duration cash revenues which were offset by lower administration fees and increased competition.
Expenses up 17%	• Operating expenses excluding Notable Items and the impact of businesses sold reduced by 1% reflecting rundown of the auto finance business.
Impairment benefit of $29 million	• The impairment benefit compared to an impairment charge of 4 basis points in the prior half. The benefit was mostly due to the release of CAP for the auto finance portfolio run off. • Stressed exposures to TCE increased compared to the prior half, from a combination of lower auto finance balances and a small increase in stress in the Pacific portfolio.

1. Includes the cost of preparing businesses for sale.

26 **WESTPAC GROUP** 2023 SECOND HALF FINANCIAL PERFORMANCE REVIEW

SEGMENT REPORTING

Group Businesses

This segment comprises:

- Treasury, which is responsible for the management of the Group's balance sheet including wholesale funding, capital, and liquidity. Treasury also manages interest rate risk and foreign exchange risks inherent in the balance sheet, including managing the mismatch between Group assets and liabilities. Treasury's earnings are primarily sourced from managing the Group's Australian balance sheet and interest rate risk;
- Customer Services & Technology, which includes operations, call centres and technology. These costs are allocated to segments across the Group;
- Corporate Services[1], which provides shared corporate functions such as property, procurement, finance services, corporate affairs, sustainability, and HR services. These costs are allocated to other segments across the Group; and
- Enterprise Services, which includes earnings on capital not allocated to segments, certain intra-group transactions and gains/losses from asset sales, earnings and costs associated with the Group's external investments, and other head office items.

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net interest income	546	393	39
Non-interest income	(5)	(6)	(17)
Notable Items	59	(111)	large
Net operating income	**600**	**276**	**117**
Operating expenses	(259)	(302)	(14)
Notable Items	(155)	-	-
Total operating expenses	**(414)**	**(302)**	**37**
Pre-provision profit	**186**	**(26)**	**large**
Impairment (charges)/benefits	1	(2)	large
Profit before income tax expense	**187**	**(28)**	**large**
Income tax expense and NCI	(154)	(43)	large
Net profit	**33**	**(71)**	**large**
Notable Items (post tax)	(69)	(78)	(12)

Treasury

$m	Half Year Sept 2023	Half Year March 2023	% Movt Sept 23 - Mar 23
Net interest income	354	220	61
Non-interest income	9	6	50
Notable Items	69	(89)	large
Net operating income	**432**	**137**	**large**
Net profit	**272**	**66**	**large**

Net profit of $33 million compared to a loss of $71 million in the prior period.

Pre-provision profit of $186 million, compared with a loss of $26 million in the prior period. Excluding Notable Items, pre-provision profit was $282 million compared with $85 million profit in the prior period.

Net operating income up 117%	Excluding notable items, income was up 40% or $154 million, driven by: • Higher Treasury income due to improved contribution from interest rate risk management; and • Higher interest rates increasing returns on capital balances.
Operating expenses up 37%	Excluding notable items, expenses were down 14% or $43 million. Movements included: • Favourable employee provision movements during the period; and • Lower consulting and third-party costs as several strategic projects completed.

1. Corporate Services costs are partly allocated to other segments, while Group head office costs are retained in Group Businesses.

27 Disclosure regarding forward-looking statements The information contained in this report contains statements that constitute “forward-looking statements” within the meaning of section 21E of the U.S. Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability- related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘f’cast’, ‘f’, ‘assumption’, ‘projection’, ‘target,’ goal’, ‘guidance’, ‘ambition’ or other similar words are used to identify forward-looking statements, or otherwise identify forward-looking statements. These forward-looking statements reflect Westpac’s current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond Westpac’s control (and the control of Westpac’s officers, employees, agents and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this report. There can be no assurance that future developments or performance will align with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to, those described in the section titled ‘Risk factors’ under the section ‘Performance Review’ in Westpac’s 2023 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, Westpac assumes no obligation to revise or update any forward-looking statements in this report, whether from new information, future events, conditions or otherwise, after the date of this report. Disclosure regarding forward-looking statements

This page has been intentionally left blank. WESTPAC GROUP Registered office Level 18, 275 Kent Street, Sydney NSW 2000 Australia Tel: +61 2 9155 7713 International payments Tel: +61 2 9155 7700 Website: westpac.com.au/westpacgroup Westpac Telephone – Consumer 132 032 Telephone – Business 132 142 From outside Australia: +61 2 9155 7700 Website: westpac.com.au St.George Bank St.George House 4-16 Montgomery Street Kogarah NSW 2217 Australia Mail: Locked Bag 1 Kogarah NSW 1485 Australia Tel: 13 33 30 website: stgeorge.com.au Bank of Melbourne 150 Collins Street Melbourne VIC 3000 Australia Tel: 13 22 66 From outside Australia: +61 3 8536 7870 Website: bankofmelbourne.com.au BankSA Level 8, 97 King William Street, Adelaide SA 5000 Australia Mail: GPO Box 399, Adelaide SA 5001 Australia Tel: 13 13 76 From outside Australia: +61 2 9155 7850 Website: banksa.com.au RAMS RAMS Financial Group Pty Ltd International Towers Tower 2, Level 19, 200 Barangaroo Avenue Barangaroo NSW 2000 Australia Mail: GPO Box 4008, Sydney NSW 2001 Australia Tel: +61 2 8218 7000 Email: communications@rams.com.au Website: rams.com.au BT Level 9, Tower Two, International Towers 200 Barangaroo Avenue Barangaroo NSW 2000 Mail: GPO Box 2861 Adelaide SA 5001 Phone Number: 1300 881 716 From outside Australia: +61 2 9155 4029 Email: support@panorama.com.au Website: bt.com.au Westpac Institutional Bank Tel: 132 032 Website: westpac.com.au Institutional Bank Locations People’s Republic of China – Beijing – Shanghai Republic of Singapore – Singapore United States of America – New York United Kingdom – London Westpac PNG Level 5, Harbourside West Building Stanley Esplanade PO Box 706, Port Moresby, NCD, Papua New Guinea Tel: +675 322 0511 Email: westpacpngcommunication@westpac.com.au Website: westpac.com.pg Westpac Fiji Level 1, Westpac House 1 Thomson Street Suva, Fiji Tel: +67 9 132 032 From overseas: (679) 321 7800 Email: westpacfiji@westpac.com.au Westpac NZ Limited Westpac On Takutai Square 16 Takutai Square Auckland 1010, New Zealand Tel: +64 9 912 8000 Email: customer_support@westpac.co.nz Website: westpac.co.nz Global locations See our website at westpac.com.au for the contact details of our global locations. Share Registrar Link Market Services Limited 680 George Street Sydney NSW 2000 Australia Mail: Locked Bag A6015, Sydney South NSW 1235 Tel: 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@linkmarketservices.com.au Website: linkmarketservices.com.au Westpac Group sustainability Email: sustainability@westpac.com.au For further information on Westpac Group’s sustainability approach, policies and performance please visit westpac.com.au/sustainability If you have feedback or a complaint related to sustainability, please visit westpac.com.au/contact-us/feedback-complaints/ CONTACT US

29 WESTPAC GROUP Registered office Level 18, 275 Kent Street, Sydney NSW 2000 Australia Tel: +61 2 9155 7713 International payments Tel: +61 2 9155 7700 Website: westpac.com.au/westpacgroup Westpac Telephone – Consumer 132 032 Telephone – Business 132 142 From outside Australia: +61 2 9155 7700 Website: westpac.com.au St.George Bank St.George House 4-16 Montgomery Street Kogarah NSW 2217 Australia Mail: Locked Bag 1 Kogarah NSW 1485 Australia Tel: 13 33 30 website: stgeorge.com.au Bank of Melbourne 150 Collins Street Melbourne VIC 3000 Australia Tel: 13 22 66 From outside Australia: +61 3 8536 7870 Website: bankofmelbourne.com.au BankSA Level 8, 97 King William Street, Adelaide SA 5000 Australia Mail: GPO Box 399, Adelaide SA 5001 Australia Tel: 13 13 76 From outside Australia: +61 2 9155 7850 Website: banksa.com.au RAMS RAMS Financial Group Pty Ltd International Towers Tower 2, Level 19, 200 Barangaroo Avenue Barangaroo NSW 2000 Australia Mail: GPO Box 4008, Sydney NSW 2001 Australia Tel: +61 2 8218 7000 Email: communications@rams.com.au Website: rams.com.au BT Level 9, Tower Two, International Towers 200 Barangaroo Avenue Barangaroo NSW 2000 Mail: GPO Box 2861 Adelaide SA 5001 Phone Number: 1300 881 716 From outside Australia: +61 2 9155 4029 Email: support@panorama.com.au Website: bt.com.au Westpac Institutional Bank Tel: 132 032 Website: westpac.com.au Institutional Bank Locations People’s Republic of China – Beijing – Shanghai Republic of Singapore – Singapore United States of America – New York United Kingdom – London Westpac PNG Level 5, Harbourside West Building Stanley Esplanade PO Box 706, Port Moresby, NCD, Papua New Guinea Tel: +675 322 0511 Email: westpacpngcommunication@westpac.com.au Website: westpac.com.pg Westpac Fiji Level 1, Westpac House 1 Thomson Street Suva, Fiji Tel: +67 9 132 032 From overseas: (679) 321 7800 Email: westpacfiji@westpac.com.au Westpac NZ Limited Westpac On Takutai Square 16 Takutai Square Auckland 1010, New Zealand Tel: +64 9 912 8000 Email: customer_support@westpac.co.nz Website: westpac.co.nz Global locations See our website at westpac.com.au for the contact details of our global locations. Share Registrar Link Market Services Limited 680 George Street Sydney NSW 2000 Australia Mail: Locked Bag A6015, Sydney South NSW 1235 Tel: 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@linkmarketservices.com.au Website: linkmarketservices.com.au Westpac Group sustainability Email: sustainability@westpac.com.au For further information on Westpac Group’s sustainability approach, policies and performance please visit westpac.com.au/sustainability If you have feedback or a complaint related to sustainability, please visit westpac.com.au/contact-us/feedback-complaints/ CONTACT US

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